Exhibit 99.1

FOR IMMEDIATE RELEASE
Contacts:	Brent Anderson, VP Investor Relations
(972) 580-6360 (office)
Brent.Anderson@meritagehomes.com

Meritage Homes Reports Results for the First Quarter of 2014
First quarter EPS of $0.62 increased 94% compared to 2013;
Home closing revenue grew 23% and home closing gross margin increased to 22.8%

SCOTTSDALE, Ariz., April 23, 2014 - Meritage Homes Corporation (NYSE: MTH), a leading U.S. homebuilder, today announced first quarter results for the period ended March 31, 2014.

Summary Operating Results (unaudited)
(Dollars in thousands, except per share amounts)

	Three Months Ended March 31,
	2014	2013	%Chg
Homes closed (units)	1,109	1,052	5%
Home closing revenue	$405,779	$330,710	23%
Average sales price - closings	$366	$314	16%
Home orders (units)	1,525	1,547	(1)%
Home order value	$555,040	$520,403	7%
Average sales price - orders	$364	$336	8%
Ending backlog (units)	2,269	1,967	15%
Ending backlog value	$835,933	$668,959	25%
Average sales price - backlog	$368	$340	8%
Net earnings	$25,377	$12,041	111%
Diluted EPS	$0.62	$0.32	94%

MANAGEMENT COMMENTS
“We achieved another quarter of strong revenue and earnings growth, generating the second highest quarterly pre-tax earnings we’ve reported in almost eight years,” said Steven J. Hilton, chairman and chief executive officer of Meritage Homes. “We grew home closing revenue by 23% and leveraged that with an improved gross margin to produce a 44% increase in gross profit on home closings, which led to a 111% increase in net earnings over the first quarter of 2013.
“Both our total order value and backlog value grew year over year, and total orders were nearly as high as last year’s first quarter, which was up 35% over 2012, making for a difficult comparison,” said Mr. Hilton. “Our Texas and southeastern markets grew enough to offset the decline in total order value from our western markets, showing the benefit of our strategic diversification. Orders in Texas were up 26% over 2013’s first quarter, and our East region produced 22% year-over-year growth as our new markets in the Carolinas and Florida contributed significantly to our total results.
"The high-pitched pace of sales in our western region has slowed in recent quarters after experiencing very robust demand and significant increases in home prices since 2012," he explained. "Demand in Arizona has softened over the last several months and home prices there have moderated. On the other hand, demand in California and Colorado remains strong, though not as intense as a year ago. We continue to focus on maximizing profitability at a more normalized sales pace."
He concluded, “We remain committed to our forecast of approximately 210-220 active communities by year-end 2014. Based on the trends in sales pace and prices that we’ve experienced so far this year, we are projecting that our 2014 home closing gross margin may be relatively flat compared to 2013, due to less pricing power and higher land costs. With that in mind, we believe we will still achieve significant earnings growth in 2014, and that future years’ earnings growth will be driven mainly by community count growth and operating leverage as we expand and grow our top line while managing our costs.”

FIRST QUARTER RESULTS

•
Net earnings increased by $13.3 million for the first quarter to $25.4 million or $0.62 per diluted share, from $12.0 million or $0.32 per diluted share in the first quarter of 2013, driven by higher home closing revenue and gross margins, assisted by additional operating leverage.

•
Home closing revenue increased 23% over the prior year, resulting from a 5% increase in home closings and a 16% increase in the average price of homes closed during the quarter. Closing revenue grew across all three regions and five of the six states where Meritage operated continuously in both years. Meritage’s East region grew home closing revenue by 70% year over year, with 59% increases in Florida and the Carolinas. The Central region followed with a 30% increase in Texas. Total home closing revenue increased 4% in the West region, with Arizona up 26% and Colorado up 24%, while California was off 12% from the first quarter of 2013, when it led the company with 172% growth in home closing revenue over the first quarter of 2012.

•
Home closing gross margin increased 330 basis points (bps) to 22.8% in the first quarter of 2014 compared to 19.5% in the first quarter of 2013, as home prices increased more than did the costs of land and construction.

•	Commissions and other sales costs in the first quarter decreased slightly as a percentage of home closing revenue to 7.6% in 2014 compared to 7.8% in 2013.

•	General and administrative expenses for the first quarter decreased as a percentage of total closing revenue to 5.3% in 2014, compared to 5.9% in 2013.

•	Interest expense declined to 0.7% of first quarter closing revenue in 2014 compared to 1.5% in 2013, with a larger portion of interest capitalized to lots and homes under development.

•	Pre-tax margin increased 480 bps to 9.7% in the first quarter of 2014 from 4.9% in 2013.

•
Total order value grew 7% to $555.0 million, the second highest quarter for Meritage since the first quarter of 2007, driven primarily by Texas, which generated a $61.1 million year-over-year increase in total order value, 47% higher than 2013. For the company as a whole, an 8% increase in the average selling price of homes ordered more than offset the 1% decline in order volume from the first quarter of 2013.

•
Total orders for 1,525 homes represented the third highest quarterly orders for Meritage in the last six years. Only the first two quarters of 2013 were higher, when average orders per community were at their highest level since the second quarter of 2006.

•
After more than two years of exceptionally strong growth through the first half of 2013, first quarter 2014 orders were down 25% in California and 12% in Colorado compared to 2013. California still led the company with 12.2 orders per average active community during the first quarter of 2014, and Colorado reported an average of 9.2 per average active community, well above the company average. Arizona’s sales pace and order volume declined 32% and 28%, respectively, from the first quarter of 2013.

•
The East region, consisting of Florida, Tennessee and the Carolinas, increased total orders by 22% by expanding average active community count by 43%, partially offset by a 15% decline in average orders per community. Most of the growth came from Meritage’s newest markets in the Carolinas and Tennessee.

•	Ending community count at March 31, 2014 was 189 active communities, compared to 168 at March 31, 2013.

•	Order cancellation rate remained low at 13% in the first quarter of 2014 compared to 11% in 2013.

•	Ending backlog value was 25% higher at March 31, 2014 than it was a year earlier, with units in backlog up 15% and average price was 8% higher than it was at March 31, 2013.
BALANCE SHEET

•
The company ended the first quarter of 2014 with $338.7 million in cash and cash equivalents, investments and securities, with no restricted cash, compared to $363.8 million at December 31, 2013, and $452.9 million on March 31, 2013, which included $38.9 million in restricted cash.

•
In January 2014, Meritage issued approximately 2.53 million shares of common stock for net proceeds of approximately $110 million, to use for working capital, potential expansion into new markets and/or expansion of existing markets, including the possible acquisition of other homebuilders or assets and general corporate purposes.

•	Net debt-to-capital ratio at quarter-end was 36.6% compared to 39.1% at December 31, 2013 and 37.6% at March 31, 2013.

•	Real estate assets increased to $1.54 billion at March 31, 2014, compared to $1.41 billion at December 31 and $1.15 billion at March 31, 2013.

•
Total lot supply at the end of the quarter was approximately 25,800, compared to approximately 21,000 a year earlier. Based on trailing twelve months closings, the March 31, 2014 balance represents a 4.9 year supply of lots.

CONFERENCE CALL
Management will host a conference call today to discuss the Company's results at 10:30 a.m. Eastern Time (7:30 a.m. Pacific Time). The call will be webcast with an accompanying slideshow available on the "Investor Relations" page of the Company's web site at http://investors.meritagehomes.com. Telephone participants may avoid any delays by pre-registering for the call using the following link to receive a special dial-in number and PIN.
Conference Call registration link: http://dpregister.com/10043762.
Telephone participants who are unable to pre-register may dial in to 888-317-6016 on the day of the call. International dial-in number is 1-412-317-6016.
A replay of the call will be available for fifteen days, beginning at 12:30 p.m. ET on April 24, 2014 on the website noted above, or by dialing 877-344-7529, and referencing conference number 10043762. For more information, visit meritagehomes.com.

Meritage Homes Corporation and Subsidiaries
Consolidated Income Statements
(Unaudited)
(In thousands, except per share data)

	Three Months Ended March 31,
	2014	2013
Homebuilding:
Home closing revenue	$405,779	$330,710
Land closing revenue	2,566	5,725
Total closing revenue	408,345	336,435
Cost of home closings	(313,180)	(266,350)
Cost of land closings	(3,593)	(5,550)
Total cost of closings	(316,773)	(271,900)
Home closing gross profit	92,599	64,360
Land closing gross (loss)/profit	(1,027)	175
Total closing gross profit	91,572	64,535
Financial Services:
Revenue	1,899	842
Expense	(1,075)	(573)
Earnings from financial services unconsolidated entities and other, net	2,201	2,787
Financial services profit	3,025	3,056
Commissions and other sales costs	(30,934)	(25,879)
General and administrative expenses	(21,671)	(19,724)
Loss from other unconsolidated entities, net	(169)	(155)
Interest expense	(2,713)	(5,128)
Other income, net	648	470
Loss on early extinguishment of debt	—	(700)
Earnings before income taxes	39,758	16,475
Provision for income taxes	(14,381)	(4,434)
Net earnings	$25,377	$12,041

Earnings per share:
Basic
Earnings per share	$0.66	$0.34
Weighted average shares outstanding	38,687	35,798
Diluted
Earnings per share	$0.62	$0.32
Weighted average shares outstanding	41,308	38,440

Meritage Homes Corporation and Subsidiaries
Consolidated Balance Sheets
(In thousands)
(unaudited)

	March 31, 2014	December 31, 2013
Assets:
Cash and cash equivalents	$260,956	$274,136
Investments and securities	77,698	89,687
Other receivables	54,165	38,983
Real estate (1)	1,538,218	1,405,299
Real estate not owned	48	289
Deposits on real estate under option or contract	54,666	51,595
Investments in unconsolidated entities	9,756	11,638
Property and equipment, net	26,726	22,099
Deferred tax asset	69,235	70,404
Prepaids, other assets and goodwill	37,885	39,231
Total assets	$2,129,353	$2,003,361
Liabilities:
Accounts payable	$76,192	$68,018
Accrued liabilities	141,771	166,611
Home sale deposits	23,835	21,996
Liabilities related to real estate not owned	48	289
Senior, convertible senior notes and other borrowings	904,913	905,055
Total liabilities	1,146,759	1,161,969
Stockholders' Equity:
Preferred stock	—	—
Common stock	391	362
Additional paid-in capital	528,757	412,961
Retained earnings	453,446	428,069
Total stockholders’ equity	982,594	841,392
Total liabilities and stockholders’ equity	$2,129,353	$2,003,361
(1) Real estate – Allocated costs:
Homes under contract under construction	$313,527	$262,633
Unsold homes, completed and under construction	165,813	147,889
Model homes	84,973	81,541
Finished home sites and home sites under development	874,760	813,135
Land held for development	50,811	52,100
Land held for sale	24,548	19,112
Communities in mothball status	23,786	28,889
Total real estate	$1,538,218	$1,405,299

Supplemental Information and Non-GAAP Financial Disclosures (In thousands – unaudited):

	Three Months Ended March 31,
	2014	2013
Depreciation and amortization	$2,512	$2,158

Summary of Capitalized Interest:
Capitalized interest, beginning of period	$32,992	$21,600
Interest incurred	14,256	12,726
Interest expensed	(2,713)	(5,128)
Interest amortized to cost of home and land closings	(5,834)	(5,000)
Capitalized interest, end of period	$38,701	$24,198

	March 31, 2014	December 31, 2013
Notes payable and other borrowings	$904,913	$905,055
Stockholders' equity	982,594	841,392
Total capital	1,887,507	1,746,447
Debt-to-capital	47.9%	51.8%

Notes payable and other borrowings	$904,913	$905,055
Less: cash and cash equivalents and investments and securities	(338,654)	(363,823)
Net debt	566,259	541,232
Stockholders’ equity	982,594	841,392
Total net capital	$1,548,853	$1,382,624
Net debt-to-capital	36.6%	39.1%

Meritage Homes Corporation and Subsidiaries
Consolidated Statements of Cash Flows
(In thousands) (unaudited)

	Three Months Ended March 31,
	2014	2013
Cash flows from operating activities:
Net earnings	$25,377	$12,041
Adjustments to reconcile net earnings to net cash used in operating activities:
Depreciation and amortization	2,513	2,158
Stock-based compensation	2,411	1,844
Loss on early extinguishment of debt	—	700
Equity in earnings from unconsolidated entities	(2,032)	(2,632)
Deferred tax asset valuation benefit	—	(464)
Distribution of earnings from unconsolidated entities	3,955	3,722
Other	1,843	3,632
Changes in assets and liabilities:
Increase in real estate	(134,807)	(38,876)
(Increase)/decrease in deposits on real estate under option or contract	(3,071)	3,030
Increase in receivables and prepaid expenses and other assets	(13,998)	(5,312)
(Decrease)/increase in accounts payable and accrued liabilities	(15,697)	14,671
Increase in home sale deposits	1,839	5,367
Net cash used in operating activities	(131,667)	(119)
Cash flows from investing activities:
Purchases of property and equipment	(6,995)	(2,704)
Maturities of investments and securities	47,533	43,999
Payments to purchase investments and securities	(35,514)	(46,826)
Other	49	79
Net cash provided by/(used in) investing activities	5,073	(5,452)
Cash flows from financing activities:
Repayments of senior and senior subordinated notes	—	(17,264)
Proceeds from issuance of senior notes	—	175,000
Proceeds from sale of common stock, net	110,432	—
Other	2,982	2,399
Net cash provided by financing activities	113,414	160,135
Net (decrease)/increase in cash and cash equivalents	(13,180)	154,564
Beginning cash and cash equivalents	274,136	170,457
Ending cash and cash equivalents (2)	$260,956	$325,021
 (2) Ending cash and cash equivalents as excludes investments and securities totaling $77.7 million as of March 31, 2014 and excludes investments and securities and restricted cash of $127.8 million as of March 31, 2013.

Meritage Homes Corporation and Subsidiaries
Operating Data
(Dollars in thousands)
(unaudited)

	Three Months Ended
	March 31, 2014		March 31, 2013
	Homes	Value	Homes	Value
Homes Closed:
Arizona	211	$71,782	192	$57,149
California	165	79,927	228	90,642
Colorado	89	39,922	94	32,204
Nevada	—	—	16	3,569
West Region	465	191,631	530	183,564
Texas	403	118,199	354	90,705
Central Region	403	118,199	354	90,705
Carolinas	55	22,579	40	14,215
Florida	163	67,098	128	42,226
Tennessee	23	6,272	—	—
East Region	241	95,949	168	56,441
Total	1,109	$405,779	1,052	$330,710
Homes Ordered:
Arizona	228	$75,647	318	$97,708
California	237	120,052	314	133,631
Colorado	124	54,758	141	56,795
Nevada	—	—	23	5,506
West Region	589	250,457	796	293,640
Texas	634	192,231	503	131,130
Central Region	634	192,231	503	131,130
Carolinas	81	34,019	69	26,886
Florida	173	64,616	179	68,747
Tennessee	48	13,717	—	—
East Region	302	112,352	248	95,633
Total	1,525	$555,040	1,547	$520,403

Order Backlog:
Arizona	295	$101,104	375	$121,375
California	297	147,588	401	167,577
Colorado	237	107,220	189	74,680
Nevada	—	—	21	5,042
West Region	829	355,912	986	368,674
Texas	1,023	319,687	649	172,742
Central Region	1,023	319,687	649	172,742
Carolinas	134	54,658	78	30,012
Florida	218	86,790	254	97,531
Tennessee	65	18,886	—	—
East Region	417	160,334	332	127,543
Total	2,269	$835,933	1,967	$668,959

Meritage Homes Corporation and Subsidiaries
Operating Data
(unaudited)

	Three Months Ended
	March 31, 2014		March 31, 2013
	Beg.	End	Beg.	End
Active Communities:
Arizona	40	41	38	40
California	22	17	17	15
Colorado	14	13	12	11
Nevada	—	—	1	—
West Region	76	71	68	66
Texas	70	77	65	69
Central Region	70	77	65	69
Carolinas	17	18	7	11
Florida	20	17	18	22
Tennessee	5	6	—	—
East Region	42	41	25	33
Total	188	189	158	168

About Meritage Homes Corporation
Meritage Homes is the ninth-largest public homebuilder in the United States, based on homes closed in 2013. Meritage builds and sells single-family homes for first-time, move-up, luxury and active adult buyers across the Western, Southern and Southeastern United States. As of March 31, 2014, the company had 189 actively selling communities in markets including Sacramento, San Francisco's East Bay, the Central Valley and Orange County, California; Houston, Dallas-Ft. Worth, Austin and San Antonio, Texas; Phoenix/Scottsdale, Green Valley and Tucson, Arizona; Denver, Colorado; Orlando and Tampa, Florida; Raleigh and Charlotte, North Carolina; York County, South Carolina and Nashville, Tennessee.
Meritage has designed and built more than 80,000 homes in its 28-year history, and has a reputation for its distinctive style, quality construction, and positive customer experience. Meritage is the industry leader in energy-efficient homebuilding and has received the U.S. Environmental Protection Agency's ENERGY STAR Partner of the Year for Sustained Excellence Award in 2013 and 2014, for innovation and industry leadership in energy efficient homebuilding. Meritage was the first national homebuilder to be 100 percent ENERGY STAR qualified in every home it builds, and far exceeds ENERGY STAR standards today.
For more information, visit meritagehomes.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include management's expectations for positive housing market conditions, its projected community count, flat margins for 2014, and revenue and earnings growth for 2014 and beyond.
Such statements are based upon the current beliefs and expectations of Company management, and current market conditions, which are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. The Company makes no commitment, and disclaims any duty, to update or revise any forward-looking statements to reflect future events or changes in these expectations.
Meritage's business is subject to a number of risks and uncertainties. As a result of those risks and uncertainties, the Company's stock and note prices may fluctuate dramatically. The risks and uncertainties include but are not limited to the following: the availability of finished lots and undeveloped land;interest rates and changes in the availability and pricing of residential mortgages; the availability and cost of labor; adverse changes in tax laws that benefit our homebuyers; the ability of our potential buyers to sell their existing homes; cancellation rates and home prices in our markets; weakness in the homebuilding market resulting from an unexpected setback in the current economic recovery; inflation in the cost of materials used to construct homes; the adverse effect of slower order absorption rates; potential write-downs or write-offs of assets, including pre-acquisition costs and deposits; a change feasibility of projects under option or contract that could result in the write-off of option deposits; our potential exposure to natural disasters; competition; the adverse impacts of cancellations resulting from small deposits relating to our sales contracts; construction defect and home warranty claims; our success in prevailing on contested tax positions; our ability to obtain performance bonds in connection with our development work; the liquidity of our joint ventures and the ability of our joint venture partners to meet their obligations to us and the joint venture; the loss of key personnel; changes in or our failure to comply with laws and regulations; our lack of geographic diversification; fluctuations in quarterly operating results; our financial leverage and level of indebtedness and our ability to take certain actions because of restrictions contained in the indentures for our senior notes and our ability to raise additional capital when and if needed; our credit ratings; successful integration of future acquisitions; our compliance with government regulations and the effect of legislative or other initiatives that seek to restrain growth or new housing construction or similar measures; acts of war; the replication of our "Green" technologies by our competitors; our exposure to information technology failures and security breaches; and other factors identified in documents filed by the company with the Securities and Exchange Commission, including those set forth in our Form 10-K for the year ended December 31, 2013 under the caption "Risk Factors," which can be found on our website.